Exhibit 10.11

April 30, 2020

Western Magnesium Corporation	Mr. Sam Ataya
Suite 900- 580 Hornby Street	#301- 788 West 14th Avenue
Vancouver, BC V6C 3B6	Vancouver, BC VSZ 1P9

Dear Sirs:

Re:	Western Magnesium Corporation (the “Company”) and Sam Ataya
Amendment to Short-Term Promissory Note (the “Loan”) advanced September 24, 2019

In connection with the above-noted matter, the Company and Sam Ataya herewith acknowledge and agree that the initial documentation in respect of the promissory note incorrectly stated the amount of the Loan by Mr. Ataya to the Company. The Loan amount recorded was One Hundred & Fifty Thousand Canadian Dollars (CAD$150,000). The amount advanced by Mr. Ataya to the Company was Two Hundred & Ten Thousand Canadian Dollars (CAD$210,000) (the “Revised Loan”).

The payment date for the Loan (the “Loan Payment Date”) is 12 months from the date of the promissory note, namely September 24, 2020. Mr. Ataya and the Company herewith agree to extend the expiry date of the Revised Loan (the “Revised Loan Payment Date”) by an additional 12 months to September 24, 2021.

The Revised Loan shall bear interest equal to eighteen percent (18%) per annum. The principal amount of the Revised Loan and any accrued, unpaid interest shall be due and payable on or before the Revised Loan Payment Date.

As at the date of this amending letter to the original terms of the short-term promissory note, the outstanding principal and accrued, unpaid interest totals CAD$73,856.99.

The Company shall adjust its records to properly reflect the amount of the Revised Loan and interest payable on same.

Acknowledged and agreed this 30th day of April, 2020 by:

On behalf of Western Magnesium Corporation :

/s/ Ed Lee, Chairman	/s/ Sam Ataya
Authorized Signatory	Mr. Sam Ataya